Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	United Fire & Casualty Company
118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company Reports Second Quarter 2005 Results

•	Second quarter net income totaled $26.9 million, or $1.08 per share / $59.5 million, or $2.60 per share YTD

•	Second quarter net operating income totaled $25.9 million, or $1.03 per share / $57.3 million, or $2.50 per share YTD

•	Second quarter total revenues were $155.6 million / $309.0 million YTD

•	Second quarter combined ratio was 77.5% / 73.3% YTD

•	Book value of $23.99 per share as of June 30, 2005

All share and per share amounts reflect the retroactive effects of our December 15, 2004 one-for-one stock dividend.

CEDAR RAPIDS, IA – July 25, 2005 – United Fire & Casualty Company (NASDAQ: UFCS) today reported second quarter 2005 net income of $26.9 million, or $1.08 per share (after providing for the dividend and accretion on convertible preferred stock), which includes net realized investment gains (before tax) of $1.6 million. Net income for the second quarter of 2004 was $20.1 million, or $.94 per share (after providing for the dividend and accretion on convertible preferred stock), which included net realized investment gains (before tax) of $.7 million. Second quarter diluted earnings were $1.08 per share and $.85 per share for 2005 and 2004, respectively. We achieved improvement in second quarter net income primarily as a result of an increase in net premium earned and a decrease in losses and loss settlement expenses.

Net operating income for the second quarter of 2005 was $25.9 million or $1.03 per share (after providing for the dividend and accretion on convertible preferred stock). Net operating income for the second quarter of 2004 was $19.6 million or $.92 per share (after providing for the dividend and accretion on convertible preferred stock).

Total revenues were $155.6 million in the second quarter of 2005, an increase of $6.0 million, or 4.0 percent, over the second quarter of 2004. Net premiums earned increased 3.5 percent to $124.5 million in the second quarter of 2005, compared to $120.3 million in the second quarter of 2004. Net realized investment gains were $1.6 million in the second quarter of 2005, compared to $.7 million in the second quarter of 2004. Investment income was $29.3 million in the second quarter of 2005 compared to $28.5 million in the second quarter of 2004.

Pre-tax catastrophe losses, net of reinsurance, of $5.6 million for the second quarter of 2005 added 4.9 points to the combined ratio, resulting in a reduction in after-tax earnings of $.16 per share. In comparison, pre-tax catastrophe losses, net of reinsurance, of $5.0 million for the second quarter of 2004 added 4.5 points to the combined ratio, resulting in a reduction in after-tax earnings of $.16 per share. Subsequent to quarter end, we have incurred additional pre-tax losses totaling less than $1.0 million from Tropical Storm Cindy, Hurricane Dennis and Hurricane Emily. We do not believe we will incur significant additional losses related to these storms.

On May 16, 2005, we redeemed all shares of Preferred Stock which had not been converted to common stock by holders of Preferred Stock. Of the 2,760,000 shares of Preferred Stock issued, 2,754,674 shares were converted into shares of common stock prior to the Redemption Date. The remaining 5,326 shares were redeemed by the company. The issuance costs generated by the preferred stock offering were initially recorded as an offset to the carrying value of our preferred stock, with subsequent accretions against retained earnings. Pursuant to the conversion and redemption of our preferred shares, the remaining unaccreted issuance costs have been accreted in the second quarter.

“Our company had another outstanding quarter, highlighted by minimal catastrophe loss activity and unusually low non-catastrophe losses,” said President & CEO John A. Rife. “The year continues to exhibit a significant decrease in claims frequency, while severity has remained relatively flat. Earnings per share was somewhat offset by the accelerated amortization of our preferred stock issuance costs in the second quarter. However, we are satisfied to have successfully completed the redemption of preferred stock. The conversions of our preferred stock have increased the trading activity of our common stock, and we welcome our new common stockholders.

“We were fortunate to incur very limited losses from Tropical Storm Cindy, Hurricane Dennis and Hurricane Emily. However, these storms have heightened our awareness of the potential for increased losses from hurricane activity in the third quarter. In fact, it has been reported that Hurricane Emily is the strongest July hurricane on record, and we want to reassure our agents and policyholders that we are prepared to dispatch our storm teams to hurricane-damaged areas to process claims.

“We expect the insurance market to continue to present challenges in regard to pricing in 2005, but we feel we are in a strong position to compete in the marketplace and maintain our underwriting discipline and profitability. We are very encouraged by production increases from our higher-volume agents and continue to seek opportunities to add top-quality agents to our force.”

UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Results (In thousands, except per share data and number of shares)	2005	2004	2005	2004
Revenues
Net premiums written	$134,258	$135,297	$258,214	$258,357

Net premiums earned	$124,509	$120,337	$247,205	$238,724
Investment income, net of investment expenses	29,265	28,505	58,026	55,035
Realized investment gains	1,606	698	3,434	1,019
Other income	239	49	331	97

Total Revenues	155,619	149,589	308,996	294,875

Benefits, Losses and Expenses
Losses and settlement expenses	61,172	66,336	111,000	130,416
Increase in liability for future policy benefits	4,330	1,957	8,249	4,033
Amortization of deferred policy acquisition costs	28,241	27,013	55,748	54,122
Other underwriting expenses	8,497	10,726	19,176	21,644
Interest on policyholders’ accounts	13,775	14,217	27,860	28,527

Total Benefits, Losses and Expenses	116,015	120,249	222,033	238,742

Income before income taxes	39,604	29,340	86,963	56,133

Federal income taxes	12,687	9,285	27,446	17,607

Net income	$26,917	$20,055	$59,517	$38,526

Less preferred stock dividends and accretions	$2,749	$1,174	$4,106	$2,359

Earnings available to common shareholders	$24,168	$18,881	$55,411	$36,167

Net operating income	$25,873	$19,602	$57,285	$37,864

Weighted average shares outstanding	22,379,626	20,112,142	21,274,308	20,104,238

Basic earnings per common share	$1.08	$0.94	$2.60	$1.80

Diluted earnings per common share	$1.08	$0.85	$2.52	$1.64

Cash dividends declared per common share	$0.12	$0.10	$0.24	$0.20

Following is a discussion of our year-to-date results.

For the six months ended June 30, 2005 net income was $59.5 million, or $2.60 per share (after providing for the dividend and accretion on convertible preferred stock). For the six months ended June 30, 2004, net income was $38.5 million, or $1.80 per share (after providing for the dividend and accretion on convertible preferred stock). Diluted earnings for the first half of 2005 were $2.52 per share. Diluted earnings for the first half of 2004 were $1.64 per share. Net realized investment gains (before tax) were $3.4 million through June 30, 2005, compared to net realized investment gains (before tax) of $1.0 million for the first six months of 2004.

Net operating income for the six months ended June 30, 2005 was $57.3 million, or $2.50 per share (after providing for the dividend and accretion on convertible preferred stock), versus net operating income of $37.9 million, or $1.77 per share (after providing for the dividend and accretion on convertible preferred stock), for the six months ended June 30, 2004.

Pre-tax catastrophe losses for the six months ended June 30, 2005, net of reinsurance, were $6.0 million, which added 2.6 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings impact of $.18 per share. For the same period of 2004, pre-tax catastrophe losses were $5.3 million, which added 2.4 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings impact of $.17 per share.

Following is a discussion of second quarter 2005 results for each business segment.

Property and casualty insurance segment

In the second quarter of 2005, our property and casualty insurance segment’s pre-tax income was $34.8 million, compared to $26.0 million in the second quarter of 2004. This improvement is attributable primarily to an increase in net premiums earned and a decrease in losses and settlement expenses.

Net premiums written in the second quarter of 2005 were $126.2 million, compared to $127.7 million in the second quarter of 2004. Net premiums earned in the second quarter of 2005 were $115.0 million, compared to $111.7 million in the second quarter of 2004. The growth in net premiums earned achieved during 2005 is attributable to pricing and other underwriting initiatives that we have pursued in recent years, from which we continue to realize benefits as the related premium is earned. However, moderation in pricing is evident as rate increases have diminished in most lines of business. We have actually experienced a decrease in rates in several lines.

Losses and settlement expenses decreased from $61.7 million in the second quarter of 2004 to $56.9 million in the second quarter of 2005. We attribute the improvement to a significant decrease in claims frequency between quarters, resulting primarily from favorable weather conditions.

The net loss ratio, which includes loss adjustment expenses, was 49.5 percent for the second quarter of 2005 versus 55.3 percent for the second quarter of 2004. The decrease in the net loss ratio reflects the improved underwriting results achieved in commercial lines. This improvement is primarily attributable to the underwriting initiatives we have pursued in recent years and a decrease in claims. The second quarter 2005 commercial lines net loss ratio (including reinsurance) was 47.7 percent, compared to 55.6 percent for the second quarter of 2004. The second quarter 2005 personal lines net loss ratio was 66.5 percent, compared to 52.5 percent for the second quarter of 2004. The personal lines results had a limited impact on our overall net loss ratio because our personal lines business represents under 10 percent of our overall net premium volume.

The expense ratio was 28.0 percent for the second quarter of 2005, compared to 28.5 percent in the second quarter of 2004. The improvement in the expense ratio is attributable to our improved underwriting results in 2005. The method prescribed by U.S. generally accepted accounting principles to compute deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which takes into account the expected premium to be earned, expected losses and expenses to be incurred, and certain other costs expected to be incurred as the premium is earned. The improvement in our 2005 underwriting results has allowed us to defer a larger proportion of our underwriting expenses during the second quarter of 2005 than we deferred in the second quarter of 2004.

“Growth in written premium has been a challenge for us as a result of the continuing softening in the insurance market,” said Rife. “Our overall pricing is affected by rate levels and discretionary underwriting pricing (individual risk premium modifications).

“In our commercial lines business, we have experienced rate decreases averaging in the low to mid single digits in most states and lines of business. Our premium rates in coastal areas have remained relatively flat, while premium rates in the Midwest have decreased. Within discretionary pricing, average underwriting credits have increased, but only by low single digit percentages.

“We have also experienced low single digit premium rate reductions in our personal auto line of business in select states due to increased competition in this line of business. In our property lines of business (homeowners and dwelling insurance), we have continued to increase our premium rates in states with coastal exposures, while our premium rates in the Midwest have been generally flat.”

Property & Casualty Insurance Financial Results:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2005	2004	2005	2004
Revenues
Net premiums written	$126,233	$127,691	$242,663	$244,174

Net premiums earned	$115,010	$111,715	$228,465	$222,411
Investment income, net	8,588	7,555	16,628	14,003
Realized investment gains	360	297	1,908	1,030

Total Revenues	123,958	119,567	247,001	237,444

Benefits, Losses and Expenses
Losses and settlement expenses	56,923	61,746	101,799	120,632
Amortization of deferred policy acquisition costs	25,595	22,859	50,025	47,250
Other underwriting expenses	6,642	8,963	15,468	18,205

Total Benefits, Losses and Expenses	89,160	93,568	167,292	186,087

Income before income taxes	34,798	25,999	79,709	51,357

Federal income taxes	10,991	8,101	24,894	15,922

Net income	$23,807	$17,898	$54,815	$35,435

Life insurance segment

In the second quarter of 2005, our life insurance segment recorded pre-tax income of $4.8 million, compared to $3.3 million for the second quarter of 2004. The segment’s second quarter results included a $1.5 million decrease in amortization of deferred policy acquisition costs as compared to the second quarter of 2004. This decrease in amortization is primarily the result of diminished levels of annuity business we have experienced over recent years. The decreased annuity writings have led to a corresponding decrease in both the deferred acquisition costs asset established and the subsequent amortization of that asset. A $.9 million increase in net premium earned (the result of marketing initiatives pursued in recent years that have led to increased sales of single premium whole life and term products) and a $.8 million increase in realized investment gains also significantly contributed to our life insurance segment’s second quarter results. These factors were offset to some extent by an increase of $2.4 million in the provision for liability for future policyholder benefits. This increase was driven by the increase in sales levels of single premium whole life and term products.

The principal product of our life insurance segment is the single premium deferred annuity. Pursuant to U.S. generally accepted accounting principles, we do not report annuity deposits as net premiums earned. Rather, annuity deposits are recorded as liabilities for future policyholder benefits. Revenues for annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the second quarter of 2005, annuity deposits were $13.0 million compared to $12.3 million in the second quarter of 2004.

Rife commented, “We reported strong results in our life insurance segment in the second quarter. We are encouraged by the increase in sales levels of single premium whole life and term products, and we remain focused on improving our product line to help agents better match our product to the customer’s need. Through June 30, 2005, our overall annuity deposits and life insurance premiums remain strong, with an increase of nearly 24 percent over the first half of 2004.”

Life Insurance Financial Results:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2005	2004	2005	2004
Revenues
Net premiums written	$8,025	$7,606	$15,551	$14,183

Net premiums earned	$9,499	$8,622	$18,740	$16,313
Investment income, net	20,677	20,950	41,398	41,032
Realized investment gains (losses)	1,246	401	1,526	(11)
Other income	239	49	331	97

Total Revenues	31,661	30,022	61,995	57,431

Benefits, Losses and Expenses
Losses and settlement expenses	4,249	4,590	9,201	9,784
Increase in liability for future policy benefits	4,330	1,957	8,249	4,033
Amortization of deferred policy acquisition costs	2,646	4,154	5,723	6,872
Other underwriting expenses	1,855	1,763	3,708	3,439
Interest on policyholders’ accounts	13,775	14,217	27,860	28,527

Total Benefits, Losses and Expenses	26,855	26,681	54,741	52,655

Income before income taxes	4,806	3,341	7,254	4,776

Federal income taxes	1,696	1,184	2,552	1,685

Net income	$3,110	$2,157	$4,702	$3,091

Financial condition and supplementary financial information

At June 30, 2005 and December 31, 2004, our consolidated total assets were $2.6 billion. Stockholders’ equity at June 30, 2005 was $566.0 million, with a book value of $23.99 per share, versus stockholders’ equity of $452.2 million, with a book value of $22.46 per share, as of December 31, 2004.

Stockholders’ equity included $97.5 million of after-tax net unrealized investment gains as of June 30, 2005 compared to $103.7 million of after-tax net unrealized investment gains as of December 31, 2004.

Financial Condition:

(In thousands, except per share data)			June 30, 2005	December 31, 2004
Total assets			$2,647,335	$2,570,387
Total stockholders’ equity			565,996	452,210
Common stockholders’ equity (book value) per share			23.99	22.46
Total cash & investments			2,316,092	2,269,835

Supplementary Financial Analysts’ Data:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2005	2004	2005	2004
GAAP combined ratio:
Net loss ratio	49.5%	55.3%	44.6%	54.3%
Expense ratio	28.0%	28.5%	28.7%	29.4%

Combined ratio	77.5%	83.8%	73.3%	83.7%
Combined ratio (without catastrophes)	72.6%	79.3%	70.7%	81.3%

Statutory combined ratio:
Net loss ratio	49.5%	55.3%	44.6%	54.3%
Expense ratio	29.7%	30.0%	30.1%	29.5%

Combined ratio	79.2%	85.3%	74.7%	83.9%
Combined ratio (without catastrophes)	74.3%	80.8%	72.1%	81.5%

Personal and commercial* lines underwriting analysis:
Premiums earned - personal lines	$11,211	$12,279	$22,283	$24,911
Losses and loss adjustment expenses incurred - personal lines	7,459	6,441	11,607	12,989
Personal lines net loss ratio	66.5%	52.5%	52.1%	52.1%

Premiums earned - commercial lines	$103,799	$99,436	$206,182	$197,500
Losses and loss adjustment expenses incurred - commercial lines	49,464	55,305	90,192	107,643
Commercial lines net loss ratio	47.7%	55.6%	43.7%	54.5%

*	Commercial lines information includes reinsurance results

Non-GAAP Financial Measures

We believe that investor understanding of our financial performance is enhanced by disclosure of certain non-GAAP financial measures. The non-GAAP financial measures we utilize in this release are net operating income, net premiums written, catastrophe losses and statutory combined ratio. Net operating income is a key measure used by management and investors to monitor the operating results of a company’s core business. Net premiums written, catastrophe losses and statutory combined ratio are statutory financial measures prepared in accordance with statutory accounting rules as prescribed by the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.

Net operating income: The difference between net income and net operating income is the inclusion in net income of after-tax realized investment gains and losses. We utilize net operating income because we believe it is a useful measure of the underlying performance of our core business. Management and investors commonly evaluate operating earnings as an indicator of a company’s financial performance. This measure also is described as net income before after-tax realized investment gains and losses. Because our calculation of net operating income may differ from similar measures used by other companies, investors should be careful when comparing our measure of net operating income to that of other companies.

(In Thousands)

Second quarter	Net Income	After-tax Realized Gains	Net Operating Income	Net Income/Net Operating Income per share*
2005	$26,917	$(1,044)	$25,873	$1.08 / $1.03
2004	20,055	(453)	19,602	0.94 /0.92

Year to date	Net Income	After-tax Realized Gains	Net Operating Income	Net Income/Net Operating Income per share*
2005	$59,517	$(2,232)	$57,285	$2.60 / $2.50
2004	38,526	(662)	37,864	1.80 / 1.77

*	Per share amounts are calculated after providing for the dividend and accretion on convertible preferred stock.

Net premiums written: Net premiums written is a statutory accounting measure representing the amount of premiums charged for policies issued during the period. These premiums are reported as revenue as they are earned over the underlying policy period. Net premiums written applicable to the unexpired term of a policy are recorded as unearned premium. We evaluate net premiums written as a measure of business production for the period under review.

(In Thousands)

Second quarter	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2005	$134,258	$(9,749)	$124,509
2004	135,297	(14,960)	120,337

Year to date	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2005	$258,214	$(11,009)	$247,205
2004	258,357	(19,633)	238,724

Catastrophe losses: A catastrophe loss is a single incident or series of closely related incidents causing severe insured losses. Catastrophes are by their nature unpredictable. The frequency and severity of catastrophic losses we experience in any year impacts our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. We define catastrophes to include events that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers. This is the same definition utilized by the Insurance Services Office, a supplier of property and casualty statistical data. At United Fire, we also include in our catastrophe totals those events we believe are, or will be, material to our operations, either in amount or in number of claims made. These amounts totaled $.4 million and $2.4 million for the six month periods ended June 30, 2005 and 2004, respectively. A portion of these losses may be recoverable under our catastrophe reinsurance agreements.

Statutory combined ratio: The combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss adjustment expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with U.S. generally accepted accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing non-deferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing underwriting expenses by net premiums written.

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United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the twelfth consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For more information about United Fire & Casualty Company and its products and services, visit our website, www.unitedfiregroup.com.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might”, “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Among the factors that could cause our actual outcomes and results to differ are the following: inherent uncertainties with respect to loss reserving; the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; the actual amount of new and renewal business and demand for our products and services; the competitive environment in which we operate, including price, product and service competition; developments in domestic and global financial markets that could affect our investment portfolio and financing plans; impact of regulatory actions on our Consolidated Financial Statements; uncertainties relating to government and regulatory policies; additional government and NASDAQ policies relating to corporate governance, and the cost to comply; legal developments; changing rates of inflation, interest rates and other economic conditions; worsening of global economic conditions; our relationship with our agencies; the valuation of invested assets; the recovery of deferred acquisition costs; the resolution of legal issues pertaining to the World Trade Center catastrophe; the occurrence of terrorist activity; or our relationship with our reinsurers. These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.